Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kineta, Inc. of our report dated March 24, 2022 relating to the financial statements of Yumanity Therapeutics, Inc., which appears in Yumanity Therapeutics, Inc’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 22, 2022